                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         United Wisconsin Services, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                   [UWS LOGO]

                         UNITED WISCONSIN SERVICES, INC.
                            401 West Michigan Street
                           Milwaukee, Wisconsin 53203
                                 (414) 226-6900






                                 April 26, 2000


To All Shareholders:

     You are cordially invited to attend the Company's 2000 Annual Meeting of Shareholders on May 31, 2000 in Chicago, Illinois.

     The Annual Meeting will begin promptly at 9:00 a.m. at the Chicago Marriott O'Hare located at 8535 West Higgins Road, Chicago, Illinois.

     The official Notice of Annual Meeting, Proxy Statement and appointment of proxy form are included with this letter. The matters listed in the Notice of Annual Meeting are described in detail in the Proxy Statement.

     The vote of every shareholder is important to us. Please note that returning your completed proxy will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your cooperation in promptly signing, dating and returning your proxy will be greatly appreciated.

                                        Sincerely,



                                        Thomas R. Hefty
                                        CHAIRMAN OF THE BOARD, PRESIDENT
                                        AND CHIEF EXECUTIVE OFFICER

                                   [UWS LOGO]

                         UNITED WISCONSIN SERVICES, INC.
                            401 West Michigan Street
                           Milwaukee, Wisconsin 53203
                                 (414) 226-6900


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




TO THE HOLDERS OF COMMON STOCK OF
UNITED WISCONSIN SERVICES, INC.:

     The Annual Meeting of the Shareholders (the "Meeting") of United Wisconsin Services, Inc. (the "Company") will be held at the Chicago Marriott O'Hare located at 8535 West Higgins Road, Chicago, Illinois, on Wednesday, May 31, 2000 at 9:00 a.m. local time, for the following purposes:

     1. To elect three directors of the Company for terms expiring at the 2003 Annual Meeting of Shareholders;

     2. To transact any other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on April 14, 2000, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

     A copy of the Proxy Statement furnished in connection with the solicitation of proxies by the Company's Board of Directors for use at the Meeting accompanies this Notice.

     Shareholders who cannot attend in person are requested to date, fill in, sign and return the enclosed proxy form in the envelope provided. You may revoke your proxy at any time prior to the voting thereof by advising the Secretary of the Company in writing (by subsequent proxy or otherwise) of such revocation at any time before it is voted.

               YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO
                  ATTEND THE MEETING, PLEASE SIGN AND DATE THE
                      ENCLOSED PROXY AND RETURN IT PROMPTLY
                            IN THE ENVELOPE PROVIDED.

                                        By Order of the Board of Directors,



                                        Stephen E. Bablitch,
                                        SECRETARY

Milwaukee, Wisconsin
April 26, 2000

                                   [UWZ LOGO]


                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Wisconsin Services, Inc. (the "Company" or "UWS") for use at the second Annual Meeting of Shareholders (the "Meeting") to be held at the Marriott O'Hare located at 8535 West Higgins Road, Chicago, Illinois on Wednesday, May 31, 2000, at 9:00 a.m. local time, and at any adjournments or postponements thereof. At the Meeting, shareholders of the Company will consider and vote upon (i) the election of three directors of the Company for terms expiring at the 2003 Annual Meeting of Shareholders; and (ii) such other business as may be properly brought before the Meeting.

     Only holders of record of shares of Common Stock at the close of business on April 14, 2000, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. Shareholders will be entitled to one vote for each share of Common Stock held. On March 31, 2000, there were issued and outstanding 16,939,682 shares of Common Stock.

     When you sign and return the enclosed appointment of proxy form, shares of the Common Stock represented thereby will be voted FOR the nominees for directors listed on page three. The Board of Directors expects all nominees for directors to be available for election. In case any nominee for director is not available, the proxy holders may vote for a substitute. Returning your completed proxy form will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy at any time before it is voted by advising the Secretary of the Company of such revocation in writing (by subsequent proxy or otherwise).

     The Company knows of no specific matter to be brought before the Meeting that is not referred to in the Notice of Annual Meeting. If any such matter properly comes before the Meeting, it is the intention of the persons acting pursuant to the enclosed appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

     Directors will be elected at the Meeting by a plurality of the votes cast at the Meeting. Abstentions will be included in the determination of shares present and voting for purposes of determining whether a quorum exists. Broker non-votes will not be so included. Neither abstentions nor broker non-votes are counted in determining whether a proposal has been approved.

     Officers and other employees of the Company may solicit proxies by personal interview, telephone and facsimile, in addition to the use of the mail, but will receive no additional compensation for such activities. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of the Common Stock held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses.

     The Annual Report to Shareholders for the year ended December 31, 1999, the Notice of the Meeting, this Proxy Statement and the accompanying appointment of proxy form were first mailed to shareholders on or about April 26, 2000.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of shares of the Common Stock as of March 31, 2000 by each shareholder known to the Company to own beneficially more than 5% of the shares of the Common Stock outstanding, by each director of the Company, each person nominated to be a director, each of the executive officers of the Company who appear in the Summary Compensation Table below, and all directors and officers of the Company as a group. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to shares of the Common Stock beneficially owned.

                                                                          NUMBER OF SHARES               PERCENT OF
NAME                                                                   BENEFICIALLY OWNED(2)              CLASS
----                                                                   ---------------------              -----
Blue Cross & Blue Shield United of Wisconsin (1)......................      7,746,915                      46.3%
Putnam Investments, Inc. (1) (6)......................................      1,312,053                       7.8
Dimensional Fund Advisors, Inc. (1)...................................        868,900                       5.2
Thomas R. Hefty (3) (4)...............................................        235,480                        *
Stephen E. Bablitch (3) (4)...........................................         52,625                        *
James E. Hartert, M.D. (4)............................................         24,107                        *
Mary I. Traver (4) ...................................................         74,313                        *
C. Edward Mordy (4) (5)...............................................         70,618                        *
Penny J. Siewert (4)..................................................        110,175                        *
Richard A. Abdoo......................................................         12,426                        *
Barry K. Allen........................................................         10,000                        *
William R. Johnson....................................................          9,726                        *
James L. Forbes.......................................................          8,126                        *
Eugene A. Menden......................................................          8,126                        *
Carol N. Skornicka....................................................          6,926                        *
James C. Hickman......................................................          6,826                        *
Michael D. Dunham.....................................................          6,626                        *
William C. Rupp, M.D..................................................          2,000                        *


All directors, executive officers and nominees as a group (23 persons) (4)    891,548                       5.3

--------------------

     * Amount represents less than 1% of the total shares of the Common Stock issued and outstanding.
     (1) Based on Schedules 13D and 13G filed with the Company pursuant to the Exchange Act by such beneficial owner. Blue Cross & Blue Shield United of Wisconsin's address is 401 West Michigan Street, Milwaukee, Wisconsin 53203; Dimensional Fund Advisors, Inc.'s address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401; and Putnam Investments, Inc.'s address is One Post Office Square, Boston, Massachusetts 02109.
     (2) Includes the following number of shares covered under options exercisable within 60 days of March 31, 2000: Mr. Hefty, 206,968; Mr. Mordy 175,016; Ms. Siewert, 105,531; Mr. Bablitch, 88,021; Ms. Traver, 67,970; Dr. Hartert, 22,968; Mr. Abdoo, 6,626; Mr. Dunham, 6,626; Mr.
          Forbes, 6,626; Mr. Hickman, 6,626; Mr. Johnson, 6,626; Mr. Menden, 6,626; and Ms. Skornicka, 6,626; and all directors and executive officers as a group, 610,072.
     (3) Includes the following shares owned jointly with such person's spouse, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 9,000 shares; and Mr. Bablitch, 1,000 shares. Also includes the following shares owned separately by such person's spouse or child, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 450 shares owned by spouse.
     (4) Includes the following shares held under the Company's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 4,812; Mr. Mordy, 4,106; Ms. Siewert, 3,294; Mr. Bablitch, 1,200; Ms. Traver, 4,343; Dr. Hartert, 1,139; and all directors and executive officers as a group, 31,955.
     (5) Mr. Mordy retired as Vice President and Chief Financial Officer of the Company on August 1, 1999. Based upon the latest available information, this amount represents the number of shares held by Mr. Mordy as of August 1, 1999, as well as the number of options held by Mr. Mordy and shows the number of shares held under the Company's 401(k) plan as of March 31, 2000.
     (6) Includes the following shares with respect to which such person shares voting power: 124,000 shares held by The Putnam Advisory Company, Inc. Also includes the following shares to which such person shares dispositive power: 146,448 shares held by Putnam Investment Management, Inc. and 1,165,605 shares held by The Putnam Advisory Company, Inc. Putnam Investments, Inc. wholly owns Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Marsh & McLennan Companies, Inc. wholly owns Putnam Investments, Inc.

     Blue Cross & Blue Shield United of Wisconsin ("Blue Cross" or "BCBSUW") owns 46.3% of the issued and outstanding shares of the Common Stock. Three of the Company's nine directors are also directors of Blue Cross. It is anticipated that Blue Cross will vote its shares of the Common Stock in favor of each of the nominees.

                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's bylaws fix the number of directors at nine. The Board of Directors is divided into three classes, whose members each serve terms of three years (and until their successors are elected and qualified). The terms of one of the three classes expire at each annual meeting of shareholders. Messrs. Abdoo, Johnson and Menden are in the class of directors whose terms expire at the Meeting. Mr. Allen has been nominated to replace Mr. Johnson, who is retiring from the Board of Directors. Messrs. Abdoo, Allen and Menden have been nominated to serve as directors for terms expiring at the Annual Meeting of Shareholders in 2003 and until their successors are elected and qualified. The terms of Ms. Skornicka and Messrs. Hefty and Hickman will expire at the Annual Meeting of the Shareholders in 2001. The terms of Messrs. Dunham, Forbes and Rupp will expire at the Annual Meeting of Shareholders in 2002. There are no family relationships among any of the directors, nominees and/or executive officers of the Company.

     For purposes of this Item 1, as well as references throughout the remainder of the Proxy Statement, "Predecessor Corporation" refers to the Company's predecessor corporation formerly named "United Wisconsin Services, Inc." and now named "American Medical Security Group, Inc."

     The nominees standing for election have been approved by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. The name and age as of March 31, 2000, and certain additional information, as to each such nominee and each director serving an unexpired term are as follows:

                         NOMINEES STANDING FOR ELECTION

        NOMINEES FOR ELECTION AT THIS MEETING WITH TERMS EXPIRING IN 2003

Name and Age                       Principal Occupation During Past Five Years
------------                       -------------------------------------------

Richard A. Abdoo              Director of the Company since 1998.
Age: 56                       Director of the Predecessor Corporation from
                              1991 through 1998; Chairman of the Board,
                              President and Chief Executive Officer of Wisconsin
                              Energy Corporation, a diversified energy services holding company since May 1991; Chairman of the Board and Chief Executive Officer of Wisconsin
                              Electric Power Company since 1990; Director of
                              Wisconsin Energy Corporation since 1988; Director of Wisconsin Electric Power Company since 1989;
                              Chairman of the Board and Chief Executive Officer of Wisconsin Natural Gas Company from 1990 to
                              1995; Director of Wisconsin Natural Gas Company from 1989 to 1995; Director of Marshall & Ilsley
                              Corporation, a bank holding company, and Universal
                              Foods Corporation, an ingredient manufacturer.
Barry K. Allen
Age: 51                       President of Ameritech since October of 1999;
                              Executive Vice President of Ameritech from 1997 to
                              1999; Senior Vice President of Ameritech from 1995 to 1997; President and Chief Operating Officer of
                              Marquette Electronics, Inc. from 1993 to 1995;
                              President and Chief Executive Officer of Wisconsin
                              Bell, Inc. from 1989 to 1993; President and Chief
                              Executive Officer of Ameritech Publishing, Inc.
                              from 1987 to 1989. Director of Harley-Davidson
                              Inc.; Fiduciary Management, Inc., an investment advisory firm; and First Business Bank-Milwaukee.

Eugene A. Menden
Age: 69 Director of the Company since 1998. Director of the Predecessor Corporation from 1991 through 1998; Director, American Medical Security Group, Inc. Prior to retirement, Director of International Finance for Marquette Medical Systems, Inc. (formerly

                              Marquette Electronics, Inc.), a manufacturer of medical electronic products. Served as Vice President of Finance for Marquette Electronics, Inc. from 1970 to 1991, as Treasurer from 1970 to 1989, and as a director from 1972 until June 1996.

                              CONTINUING DIRECTORS

                DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2001

Thomas R. Hefty               Director of the Company since 1998. Director of
Age: 52                       the Predecessor Corporation from 1983 through
                              1998; Chairman of the Board, President and Chief
                              Executive Officer of the Company since 1998;
                              President of the Predecessor Corporation from 1986 through 1998 and Chairman of the Board and Chief
                              Executive Officer of the Predecessor Corporation from 1991 through 1998; Chairman of the Board and Director of Blue Cross since 1988; President of
                              Blue Cross since 1982; Deputy Insurance
                              Commissioner for the Office of the Commissioner of Insurance for the State of Wisconsin from 1979 to 1982; Director of Artisan Funds, Inc., an investment company registered under the Investment
                              Company Act of 1940, as amended.

James C. Hickman              Director of the Company since 1998. Director of
Age: 72                       the Predecessor Corporation from 1991 through
                              1998; Director of Blue Cross since December 1986;
                              Director, Century Investment Management Company;
                              Director, American Medical Security Group, Inc.;
                              Emeritus Professor and Emeritus Dean of the School of Business of the University of Wisconsin-Madison
                              ("UW School of Business") since July 1993;
                              Professor in the UW School of Business from 1990 to 1993; Dean of the UW School of Business from 1985 to 1990.

Carol N. Skornicka            Director of the Company since 1998. Director of
Age: 58                       the Predecessor Corporation from 1997 through
                              1998; Senior Vice President - Corporate
                              Development, Secretary and General Counsel of
                              Midwest Express Holdings, Inc. and Midwest Express
                              Airlines, Inc. since February 1998; Vice
                              President, Secretary and General Counsel of
                              Midwest Express Holdings, Inc. and Midwest Express
                              Airlines, Inc. since May 1996; Secretary of the
                              Wisconsin Department of Industry, Labor and Human
                              Relations from 1991 to May 1996; Director of
                              Astral Aviation, Inc. since May 1996; Director of
                              Johnson International, Inc., a bank holding company, since April 1999; Director of Heritage
                              Mutual Insurance Company.

                DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2002

Michael D. Dunham             Director of the Company since 1998. Director of
Age: 54                       the Predecessor Corporation from 1997 through
                              1998; Executive Vice President of Business
                              Development for Industrial & Financial Services, a
                              Swedish headquartered global provider of business software and services to manufacturing companies, since 1999; President and a Director of Effective
                              Management Systems, Inc., a developer of integrated manufacturing and business management software, from 1978 to 1999; Director of Merge
                              Technologies, Inc., a provider of clinical information systems integration solutions for health care organizations and Lincoln State Bank.

James L. Forbes               Director of the Company since 1998. Director of
Age: 67                       the Predecessor Corporation from 1991 through
                              1998; Director of Blue Cross since 1974; Chairman and Chief Executive Officer and Director of Badger
                              Meter, Inc., a manufacturer of products using flow measurement technology, since 1999; President and Chief Executive Officer from 1987 to 1999;
                              Director of Universal Foods Corporation and
                              Journal Communications, Inc.

William C. Rupp, M.D.         Director of the Company since 1998. Director of
Age: 53                       the Predecessor Corporation from 1997 through
                              1998; President and Chief Executive Officer of
                              Luther/Midelfort Mayo Health System since 1994;
                              President of Midelfort Clinic since 1991;
                              practicing physician in oncology since 1982.


     The affirmative vote of a plurality of the votes cast is required for the election of directors. Unless otherwise specified, the shares of the Common Stock represented by the proxies solicited hereby will be voted in favor of the election of the above-described nominees. If, at or prior to their election, any one or more of the nominees is unwilling or unable to serve, the proxies shall have discretionary authority to select and/or vote for substituted nominees.


THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES FOR DIRECTORS.
                                           ---

     MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

     In 1999, the Board of Directors held four meetings. Each director attended at least 75% of these meetings. During 1999, each director also attended at least 66% of the meetings of the committees of the Board of Directors ("Committees") held during his or her tenure as a Committee member. The Board of Directors has standing Executive, Finance, Management Review and Audit Committees.

     The Executive Committee discharges certain responsibilities of the Board of Directors when so instructed by the Board and studies proposals and makes recommendations to the Board. Specifically, the Executive Committee has the authority to approve long range corporate and strategic plans, advise and consult with management on corporate policies, approve the annual operating plan and approve major changes in policy affecting new services and programs. The Executive Committee held one meeting during 1999. The members of the Executive Committee are Messrs. Forbes (Chairman), Abdoo, Hefty, and Hickman.

     The Finance Committee approves investment policies and plans and approves the investment of funds of the Company, consults with management regarding real estate, accounts receivable and other assets, determines the amounts and types of insurance carried by the Company, advises and consults with management regarding selection of insurance carriers and corporate tax policies and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Finance Committee held five meetings during 1999. The members of the Finance Committee are Messrs. Johnson (Chairman), Hefty, Rupp, and Ms. Skornicka.

     The Management Review Committee evaluates the performance of the Company's executive officers, approves executive officer development programs, determines the compensation of the executive officers and reviews management's recommendations as to the compensation of other key personnel, acts as the nominating committee for officers and directors and makes recommendations to the Board of Directors regarding the types, methods and levels of director compensation, administers the compensation plans for the officers, directors and key employees, and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Management Review Committee will consider a nominee for election to the Board of Directors recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's Bylaws relating to nominations by shareholders. The Management Review Committee held four meetings during 1999. The members of the Management Review Committee are Messrs. Forbes (Chairman), Abdoo, Dunham, and Hickman.

     The Audit Committee reviews the scope and timing of the audit of the Company's financial statements and reviews with the Company's independent public accountants, the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews with the independent public accountants the audited financial statements for the Company and the auditors' reports and management letter. The Audit Committee selects and engages the Company's independent public accountants and reviews and approves all related party transactions. In addition, it reviews and evaluates Conflict of Interest statements and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Audit Committee held three meetings during 1999. The members of the Audit Committee are Messrs. Menden (Chairman), Abdoo, Dunham, and Hickman.

     COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board of Directors or Committees of the Board. A director who is not an officer or employee of the Company receives a fee of $1,100 for each Board or Committee meeting attended, and a monthly retainer of $1,250. In addition, each Committee Chairman receives a monthly fee of $250. Also, pursuant to the United Wisconsin Services, Inc. Equity Incentive Plan, each director is granted in connection with his or her services as a director, an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     NOMINATIONS FOR DIRECTORS BY SHAREHOLDERS

     The Board of Directors will consider a nominee for election to the Board recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's Bylaws relating to nominations by shareholders. Article II, Section 1(B) of the Company's Bylaws provides that if a shareholder desires to make a nomination for the election of directors at an annual meeting, he or she must give timely written notice of the nomination to the Secretary of the Company. Notice is timely if received by the Secretary at the Company's principal office not less than 90 days nor more than 120 days prior to the last Tuesday in May in the year of the applicable annual meeting. The notice must set forth the shareholder's name and address as they appear on the Company's books; the class and number of shares of Common Stock beneficially owned by such shareholder; a representation that such shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear at the meeting, in person or by proxy, to make the nomination; the name and residence address of the nominee; a description of all arrangements or understandings between the shareholder and the nominee (and any other person or persons) pursuant to which the nomination is to be made; the written consent of the nominee to serve if elected and certain other information. The notice must be signed by the shareholder of record who intends to make the nomination (or his or her duly authorized proxy or other representative) and must bear the date of signature of such shareholder or representative. Article II, Section 2(B) of the Bylaws provides that notices with respect to any nomination for a Board election to be held at any special meeting must contain all the information set forth above and must be received by the Secretary of the Company not earlier than 90 days and not later than the later of 60 days prior to the special meeting or ten days after notice of such meeting is first given to shareholders. Shareholders wishing to submit a nomination should review the Bylaw requirements regarding nominations by shareholders and should communicate with the Secretary, United Wisconsin Services, Inc., 401 West Michigan Street, Milwaukee, Wisconsin 53203, for further information.

                             EXECUTIVE COMPENSATION

     Pursuant to the Service Agreement (as hereinafter described), certain executive officers of the Company provide services to Blue Cross, and expenses associated with those services are shared in accordance with the Service Agreement. See "Certain Transactions." Compensation information includes total compensation paid by the Company for services rendered to the Company and Blue Cross. Also, the Predecessor Corporation had a similar Service Agreement with Blue Cross. The following table summarizes the total compensation paid by the Company or its subsidiaries to the Chief Executive Officer, the four other most highly compensated officers of the Company, and one former executive officer of the Company for services rendered to the Company and Blue Cross for the years ended December 31, 1999. Information for 1998 reflects the total compensation for the Chief Executive Officer, the four other most highly compensated officers of the Company, and one former executive officer of the Company for services rendered in all capacities to the Predecessor Corporation and Blue Cross and to the Company and Blue Cross. Information for 1997 reflects the total compensation for the Chief Executive Officer, the four other most highly compensated officers of the Company, and one former executive officer of the Company at December 31, 1999 for services rendered in all capacities to the Predecessor Corporation and Blue Cross for the year ended December 31, 1997. Those executive officers performed substantially identical services for the Predecessor Corporation and Blue Cross during 1998 and 1997.

                           SUMMARY COMPENSATION TABLE


                                        ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                          -------------------------------------------------    -------------------------

                                                                                   Awards      Payouts
                                                                                   ------      -------

                                                                                 SECURITIES
NAME AND PRINCIPAL                                              OTHER ANNUAL     UNDERLYING       LTIP          ALL OTHER
POSITION                  YEAR    SALARY(1)     BONUS(1,2)     COMPENSATION(3)    OPTIONS      PAYOUTS(1,4)   COMPENSATION(5)

Thomas R. Hefty           1999    $577,506            --          $28,887         $147,500          --           $4,000
   CHAIRMAN OF THE        1998     525,000      $154,350           11,570          198,200     $64,985            4,000
   BOARD, PRESIDENT &     1997     475,008        97,377            7,885           35,000       5,294            4,000
   CHIEF EXECUTIVE
   OFFICER

Penny J. Siewert          1999     229,077            --           12,425           49,200          --            4,000
   VICE PRESIDENT OF      1998     206,784        44,873            6,659           90,217      26,536            4,000
   REGIONAL SERVICES      1997     174,576        18,190               --           33,130       2,061            4,000

C. Edward Mordy (6)       1999     226,587            --           49,446           49,200          --            4,000
   VICE PRESIDENT &       1998     211,080        39,261            3,555           70,000      28,095            4,000
   CHIEF FINANCIAL        1997     184,848        20,333            3,385           18,000       2,370            4,000
   OFFICER

Stephen E. Bablitch       1999     214,761            --           11,678           41,000          --            4,000
   VICE PRESIDENT &       1998     184,044        36,073               --           79,174      11,646            4,000
   GENERAL COUNSEL        1997     166,416        21,634              615           33,130          --            1,040

James E. Hartert, M.D.    1999     210,006            --               --           18,000          --            4,000
   VICE PRESIDENT &       1998     193,740        37,954               --           29,700          --            4,000
   CHIEF MEDICAL          1997     182,004        18,928               --            5,522          --            1,517
   OFFICER AND
   PRESIDENT OF
   INNOVATIVE RESOURCE
   GROUP, INC.

Mary I. Traver            1999     185,997            --            4,417               --          --            4,000
   VICE PRESIDENT AND     1998     168,836        48,963            4,332               --      55,166            3,985
   PRESIDENT OF           1997     162,516         9,751            2,134               --          --            4,000
   COMPCARE HEALTH
   SERVICES INSURANCE
   CORPORATION

------------------------

          (1) Amounts include compensation earned and deferred at the election of the named executive officer during the fiscal years indicated and paid subsequently to the end of each fiscal year.
          (2) Amounts represent bonuses earned under the Company's Profit Sharing Plan and Management Incentive Plan.
          (3) Amounts represent reimbursement for the payment of taxes, the payout for unused personal days and a lump sum payment for deferring a merit increase. Mr. Mordy's other compensation also includes a payout due to his retirement for unused vacation days. The amounts indicated do not include perquisites and the other personal benefits to the named executive officers which for each such officers did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.
          (4) Amounts represent payments for the 1995-1997 LTIP Plan and prorata payments for the 1996-1998 and 1997-1999 LTIP Plans which were discontinued effective December 31, 1997.
          (5) Amounts represent the Company's matching contributions to the UWSI/BCBSUW 401(k) Plan.
          (6) Mr. Mordy retired as the Vice President and Chief Financial Officer of the Company on August 1, 1999.

The following table details the options granted to the executive officers listed in the Summary Compensation Table:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                        -------------------------------------------------------------

                                        % OF TOTAL
                            # OF         OPTIONS
                         SECURITIES     GRANTED TO
                         UNDERLYING      EMPLOYEES      EXERCISE OR                     POTENTIAL REALIZABLE VALUE AT
                          OPTIONS        IN FISCAL      BASE PRICE                      ASSUMED ANNUAL RATES OF STOCK
      EXECUTIVE          GRANTED(1)        YEAR          ($/SHARE)   EXPIRATION DATE  PRICE APPRECIATION FOR OPTION TERM

                                                                                          5% ($)           10%($)
                                                                                      ---------------- ---------------
Thomas R. Hefty            147,500        31.01%          8.50          01/25/2011      $ 997,805       $ 2,681,055

Penny J. Siewert            49,200        10.34%          8.50          01/25/2011        332,827           894,291

C. Edward Mordy (2)         49,200        10.34%          8.50          01/25/2011        332,827           894,291

Stephen E. Bablitch         41,000         8.62%          8.50          01/25/2011        277,356           745,242

James E. Hartert, M.D.      18,000         3.78%          8.50          01/25/2011        121,766           327,180

Mary I. Traver                -0-           -0-            N/A              N/A             N/A             N/A

-----------------------

          (1) All options granted vest at the rate of 25% each year on the anniversary of the grant date. All options for Messrs. Hefty, Mordy, Bablitch, Hartert, and Ms. Siewert were granted on 01/26/1999.

          (2)  Mr. Mordy retired as Vice President and Chief
               Financial Officer of the Company on August 1, 1999.

No options or Stock Appreciation Rights ("SARs") were exercised by any of the executive officers listed in the Summary Compensation Table during 1999. The number of unexercised options and SARs and the total value of unexercised in-the-money options and SARs at December 31, 1999 are shown in the following table.

             AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                               NUMBER OF SECURITIES                    VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS/SARS AT
                                             OPTIONS/SARS AT FY-END (#)                      FY-END ($)

         NAME                               EXERCISABLE/UNEXERCISABLE (1)            EXERCISABLE/UNEXERCISABLE
         ----                               -----------------------------            -------------------------
Thomas R. Hefty                               211,354  /   321,150                        -0-  /   -0-

Penny J. Siewert                               67,280  /   137,293                        -0-  /   -0-

C. Edward Mordy (2)                           208,146  /       -0-                        -0-  /   -0-

Stephen E. Bablitch                            52,923  /   122,468                        -0-  /   -0-

James E. Hartert, M.D.                         18,468  /    45,797                        -0-  /   -0-

Mary I. Traver                                 79,013  /     5,522                        -0-  /   -0-

-----------------------

     (1) Options become immediately exercisable upon change in control of the Company. A change in control includes: the acquisition by certain persons or groups of 25% or more of the outstanding Common Stock; a change in the membership of a majority of the Board of Directors, if not approved by the incumbent Directors; or the approval by the Company's shareholders of a plan of liquidation, an agreement to sell substantially all of the Company's assets, or certain mergers, consolidations, or reorganizations.

     (2) Mr. Mordy retired as Vice President and Chief Financial Officer of the Company on August 1, 1999.

     DEFINED BENEFIT PENSION PLANS

     The Company has provided a non-contributory defined benefit plan to its employees pursuant to the UWS/BCBSUW Pension Plan ("Pension Plan"). The Pension Plan utilizes a cash balance formula which provides annual pay credits of 4% plus transition credits of 4% for the number of years of service on December 31, 1996 (up to 15 years). Interest is credited monthly on the cash balance account based on the yield on 10-year Treasury securities for the month of October of the previous year. The Company has assumed sponsorship (with Blue Cross) of the Pension Plan and the related trust and will continue to provide benefits for all individuals who were participants in the Pension Plan with the Predecessor Corporation, taking into account all service with the Predecessor Corporation.

     In addition, the Company provides to executives defined benefits from the UWSI/BCBSUW Supplemental Executive Retirement Plan ("SERP"). The SERP provides a total benefit (taking into account Pension Plan benefits and Social Security benefits) of 2% of final five-year average pay per year of service (up to 30 years). The Company has assumed sponsorship (with Blue Cross) of the SERP and all liabilities with respect thereto. The approximate annual benefits for the following pay classifications and years of service are expected to be as follows:

                               PENSION PLAN TABLE


                                                              YEARS OF SERVICE
                              --------------------------------------------------------------------------------------
     REMUNERATION                           15                     20                     25             30 or more
       $125,000                       $ 37,500               $ 50,000               $ 62,500              $  75,000

        150,000                         45,000                 60,000                 75,000                 90,000

        175,000                         52,500                 70,000                 87,500                105,000

        200,000                         60,000                 80,000                100,000                120,000

        225,000                         67,500                 90,000                112,500                135,000

        250,000                         75,000                100,000                125,000                150,000

        275,000                         82,500                110,000                137,500                165,000

        300,000                         90,000                120,000                150,000                180,000

        400,000                        120,000                160,000                200,000                240,000

        500,000                        150,000                200,000                250,000                300,000

        600,000                        180,000                240,000                300,000                360,000

The persons named in the Summary Compensation Table have the following years of credited service which includes all years of service with the Predecessor
Corporation: Mr. Hefty, seventeen years; Ms. Siewert, twenty-three years; Mr. Mordy (retired as of 8/1/99), fourteen years; Mr. Bablitch, three years; Dr. Hartert, three years; and Ms. Traver, sixteen years.

                      MANAGEMENT REVIEW COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

INTRODUCTION

     The Management Review Committee of the Board of Directors ("Committee") which is comprised of four independent, non-employee directors, establishes and directs the administration of all programs under which executive benefits are provided and compensation is paid or awarded to the Company's executive officers. In addition, the Committee evaluates executive officer performance and assesses the overall effectiveness of the Company's executive compensation programs.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's executive compensation program is designed to align closely executive compensation with corporate performance and total return to shareholders. The Company has developed an overall compensation philosophy and implemented Plans that are designed to tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and appreciation in the Common Stock price.

     The overall objectives of this compensation philosophy are:

- To attract and retain the executive talent required to attain the Company's goals;

- To motivate these executives to achieve the goals of the Company's current and future business strategy;

- To link executive and shareholder financial interests through equity-based long-term incentive plans; and

- To provide a compensation package that recognizes individual contributions and overall business results.

     Accordingly, the Committee sets compensation opportunities at the 50th percentile of the market for comparable positions at comparable companies. The Company's compensation programs are designed to be dependent on performance, and individual pay delivered from these programs may be higher or lower than the 50th percentile of the market depending on that performance.

     Each year the Committee conducts a full review of the Company's executive compensation program to ensure that pay opportunities are competitive with the current market and that there is appropriate linkage between Company performance and executive compensation. During 1999, this process included consultation with Hewitt Associates ("Hewitt") throughout the year on such issues as base salaries, annual incentives, stock option awards, and overall compensation. The Committee's review included a comparison of the Company's executive compensation against a peer group with which the Company competes for business and executive talent. The Committee believes that the Company's competitors for executive talent include many types of companies. Therefore, the Committee evaluates all relevant sources for executive talent in assessing overall competitiveness. Consequently, the peer group used for compensation analysis will include, but extend beyond, the companies noted in the Performance Graph included in this Proxy Statement.

ELEMENTS OF EXECUTIVE COMPENSATION

     The elements of executive compensation include base salary, profit sharing, an annual performance-based management incentive plan and long-term incentives, exclusively nonqualified Common Stock options. The Committee's decisions with respect to each of these elements are discussed below. The Committee did not decide any of the elements of Ms. Traver's compensation. While the elements of compensation described in this Report are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including salary, incentive compensation, pension benefits, supplemental retirement benefits, insurance and other benefits. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of Mr. Hefty, the Company's Chief Executive Officer, for positions other than his own.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits a publicly held corporation's deductions for certain executive compensation in excess of $1 million in taxable years beginning after December 31, 1993. Certain performance-based compensation is excepted from the $1 million limitation. In 1999, none of the Company's executives received compensation in excess of $1 million for purposes of Section 162 (m) and all 1999 executive compensation is fully deductible. The Committee has, however, reviewed Section 162 (m) and considered its impact on the Company's future executive compensation Plans.

BASE SALARY

     Base salaries for executive officers are determined initially by evaluating and comparing the responsibilities of their positions and experiences relative to the competitive marketplace for executive talent. Salary adjustments are determined by evaluating the performance of the Company and of each executive and by surveying the industry to determine the average industry change in executive base salary. In the case of executives with responsibility for a particular business unit, such unit's financial results were also a major consideration. The Committee, where appropriate, considers non-financial performance measures such as increase in market share, gains in administrative cost efficiency, improvements in product quality, and improvements in relations with customers, suppliers, and employees.

     In establishing 1999 base salaries for the Company's executives, the Committee considered competitive data which indicated that the base salaries of the Company's executives were below competitive levels. Accordingly, the executive officers, excluding the CEO and Ms. Traver, received base salary increases of between 9.8% and 22.3%.

ANNUAL INCENTIVE COMPENSATION

     PROFIT SHARING PROGRAM

     The Company annually establishes a Profit Sharing Plan for all employees who are employed with the Company for the entire calendar year. The United Wisconsin Services, Inc. 1999 Profit Sharing Plan (the "Profit Sharing Plan") compensated employees based on corporate profitability, on individual business unit or regional area profitability and on the attainment of high levels of customer satisfaction, all measured against targets set at the beginning of the year.

     Under the corporate profitability goal, the Profit Sharing Plan pays each employee from 0% to 7% of base salary depending on the attainment of specified profit levels. For employees to receive the 7% payout in 1999, the Company and Blue Cross had to attain combined net income, excluding net income or loss from extraordinary items, of $31.4 million or more. Since the specified minimum level of profitability ($0) was not attained, no awards were made under the corporate profitability component of the Profit Sharing Plan.

     Individual business unit or regional area financial performance also was measured under the "Local Component" of the Plan, with employees eligible to receive an additional payout of up to 7% of compensation on the "Local Component." The Profit Sharing Plan also contained a customer satisfaction component which enabled employees to earn up to an additional 7% of annual compensation for achievement of high customer satisfaction levels, generally in excess of 94.9%. The Profit Sharing Plan is designed such that there will not be any awards under either the Local Component or the customer satisfaction component if there is not an award under the corporate profitability component. Therefore, none of the executives received any incentive award from the 1999 Profit Sharing Plan.

     MANAGEMENT INCENTIVE PLAN

     The Company's executive officers are eligible for an annual performance bonus under the Management Incentive Plan. The bonus paid from this Plan has two components: the Corporate Component and the Individual Performance/Profit Sharing Component. The Corporate Component is equal to one times the executives' total payout from the Profit Sharing Plan (two times the Profit Sharing payout for the CEO) as described above.

     The Individual Performance/Profit Sharing Component has two parts. First, individual performance objectives are established for each eligible executive. These individual objectives can include both financial and non-financial measures related to the performance of the business units or corporate departments for which the executive is responsible. To determine how well executives other than the CEO have performed on their individual performance objectives, the Committee considers input from the CEO as well as other relevant factors. Not all individual performance objectives are quantifiable and the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Therefore, the Committee used discretion in evaluating the executives' achievements of their individual performance objectives. Individual performance objectives are also established for the CEO. The Committee evaluates all relevant data to determine to what extent Mr. Hefty has met his performance expectations. Again, the Committee uses its discretion in making this determination.

     The second part of the Individual Performance/Profit Sharing Component is based on the executives' payout from the Local Component of the 1999 Profit Sharing Plan. Bonus payments are made according to a schedule that correlates percentages of base salary paid under the Local Component of the Profit Sharing Plan with specific bonus amounts.

     Bonus amounts could range from 0% to 39% of annual compensation for executives other than the CEO (up to 21% from the Corporate Component and up to 18% from the Individual Performance/Profit Sharing Component) and from 0% to 72% of annual compensation for the CEO (up to 42% from the Corporate Component and up to 30% from the Individual Performance/Profit Sharing Component). For executives to earn the maximum award, they must have achieved outstanding results on each of their individual goals; the profitability of the business unit or regional area to which they are assigned must have reached an exceptional level; and the Company and Blue Cross must have achieved a combined return on equity, excluding net income or loss from extraordinary items, of 22.0% or more. However, the Management Incentive Plan is also designed such that there will not be an award from the Management Incentive Plan if there is not an award from the Profit Sharing Plan. Therefore, none of the executives received any incentive award from the 1999 Management Incentive Plan.

     A one year supplemental shareholder-based performance plan (the "Plan") was implemented for select participants in 1999. This Plan was designed to supplement the 1999 Management Incentive Plan and was intended to heighten participant awareness of factors that influence the Company's stock price and total shareholder returns and to motivate participants to perform those activities most critical to the influence of stock performance and total return and the influence of financial analysts' and investors' perception of the Company. Like the 1999 Management Incentive Plan, this Plan was also designed such that there would not be an award from this Plan if there was not an award from the Profit Sharing Plan. Therefore, none of the executives received any incentive award from this Supplemental Shareholder-Based Performance Plan.

LONG-TERM INCENTIVE COMPENSATION

     The Company's executive compensation strategy is to provide long-term compensation at a competitive level for the managed care market.

     STOCK OPTIONS

     The Committee is responsible for administering the Company's stock option program, which is designed to motivate employees to maximize shareholder value and maintain a medium to long-term perspective. Option grants are made at the fair market price on the date of grant and become exercisable in equal annual installments over a four-year term, expiring 12 years after the date of grant.

     When determining the size of the option grants made to executives, the Committee considered the results of the competitive market compensation survey performed by Hewitt which focused on the managed care and Blue Cross markets. Hewitt presented its competitive market equity results for 1999 in the form of option grant ranges as opposed to a specific grant number. The use of grant ranges reinforced the Committee's desire for flexibility to tailor actual grants to individual or Company circumstances. The Committee also considered its own evaluation of the executives' past and prospective contributions to the success of the Company, anticipated performance requirements and contributions of each executive officer, and historical option award data. Furthermore, the Committee deliberated at great length regarding the impact of stock option awards on overall dilution. The Committee noted that a major contributing factor to dilution concerns is the December 1996 stock option grant to the two founders of American Medical Security Group, Inc. Those options, currently totaling 1,000,000 in number, have an exercise price significantly above the current trading price of the Company's stock. The options expire on December 2, 2001, five years following the date of grant. Based on all of this information, the Committee awarded options on January 26, 1999 exercisable for 49,200 shares of Common Stock to Ms. Siewert and Mr. Mordy, 41,000 shares of Common Stock to Mr. Bablitch and 18,000 shares of Common Stock to Dr. Hartert. Ms. Traver did not receive an option award in 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Hefty's annual cash compensation for 1999 included only his base salary. Mr. Hefty did not receive an incentive payment from either the 1999 Profit Sharing Plan, the 1999 Management Incentive Plan, or the 1999 Supplemental Shareholder-Based Performance Plan.

     Mr. Hefty's base salary in 1998 was approximately 76% of the average base salary for comparable positions, according to the previously mentioned Hewitt compensation survey. Mr. Hefty's base salary for 1999 was increased to an amount which represented approximately 86% of the December 1998 estimated market value of his position.

     In 1999, Mr. Hefty received an option to purchase 147,500 shares of Common Stock on January 26, 1999.

CONCLUSION

     After its review of the total compensation program for the executives of the Company, the Committee continues to believe that these executive compensation policies and practices serve the interests of shareholders and the Company effectively. We also believe that the various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to contribute to the Company's overall future success, thereby increasing the value of the Company for the shareholders' benefit. We will continue to monitor the effectiveness of the Company's total compensation program to meet the ongoing needs of the Company.



Submitted by:  James L. Forbes, Chairman
               Richard A. Abdoo
               Michael D. Dunham
               James C. Hickman

                              PERFORMANCE GRAPH

The following performance graph compares the cumulative shareholder return of the Company's common stock in the cumulative shareholder return of the NYSE Composite and the Morgan Stanley Health Care Payor Index for the period of September 28, 1998 through December 31, 1999. The graph assumes an investment of $100 in each of the Company's common stock, the NYSE Composite Index, and the Morgan Stanley Healthcare Payor Index on September 28, 1998, and assumes reinvestment of all dividends.

                          COMPARISON OF CUMULATIVE TOTAL RETURNS
                                 PERFORMANCE GRAPH FOR
                             UNITED WISCONSIN SERVICES, INC.

                                  [PERFORMANCE GRAPH]



                                                 09/28/98      12/31/98        12/31/99
United Wisconsin Services, Inc.                   $100.00       $121.59         $ 61.97
NYSE Composite                                    $100.00       $115.83         $128.50
Morgan Stanley Health Care Payor Index            $100.00       $118.36         $105.67

                              CERTAIN TRANSACTIONS

     SERVICE AGREEMENT. The Company and Blue Cross have entered into the Service Agreement with respect to the reciprocal provision of certain services, including sales and marketing, rental of office space, computerized data processing, claims processing, and legal, investment, actuarial, and other management services. The company receiving a service is obligated to pay the provider thereof the approximate cost for the service which varies depending upon the particular service rendered, determined on either an allocated cost basis or based upon direct costs. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. However, the Company agreed to purchase claims processing services from Blue Cross pursuant to certain arrangements with Electronic Data Systems Corporation ("EDS"). Pursuant to the Service Agreement, the Company received net payments of $5.3 million, $5.8 million, and $0.3 million from Blue Cross for the years ended December 31, 1997, 1998 and 1999, respectively. The Service Agreement is in effect until December 31, 1998 and automatically renews for a period of one year on each succeeding January 1, subject to negotiation of the services to be provided and the rates and allocations set forth therein. Pursuant to Wisconsin law, the Service Agreement is filed with the Office of the Commissioner of Insurance for the State of Wisconsin for its review to determine whether the agreement is reasonable and fair to the interests of the insurance companies which are parties to the agreement.

     In 1984, Blue Cross entered into with Electronic Data Corporation ("EDS") a servicing agreement (the "EDS Servicing Agreement") whereby EDS would develop integrated processing systems, maintain computer hardware and software, and provide data processing personnel. Key systems covered by this agreement included claims, membership, actuarial, commission, general ledger, accounts payable, and fixed assets. The term of the EDS Servicing Agreement runs through December 31, 1999, with an option to terminate upon one year's prior written notice, deliverable at any time. Blue Cross exercised its early termination rights for the claims, actuarial, commission, general ledger, accounts payable, and fixed assets. Blue Cross will continue to receive membership services from EDS. All claims processing functions were converted to the computer system operated by BlueCross and BlueShield of South Carolina ("BSSC") effective September 30, 1998. Blue Cross purchased software and began processing the general ledger, accounts payable and fixed asset systems on January 1, 1998. For the years ended December 31, 1997, 1998, and 1999, the Company paid approximately $3.7 million, $2.7 million and $1.3 million, respectively, for services pursuant to the EDS Servicing Agreement. The Company paid approximately $1.6 million and $3.2 million, respectively, for claims processing services obtained from BSSC for the years ended December 31, 1998 and 1999.

     HEALTH AND OTHER BENEFITS TO THE EMPLOYEES OF BLUE CROSS. Certain subsidiaries of the Company provide health, life and other insurance benefits to the employees of Blue Cross. Premium revenue received from Blue Cross for these services totaled $4.5 million, $4.5 million and $4.9 million in 1997, 1998 and 1999, respectively. In addition, Blue Cross provides health insurance to certain of the Company's employees.

     BCBSUW LOAN. The Company has a debt obligation to Blue Cross in the principal amount of $70.0 million. On October 30, 1996, the Predecessor Corporation borrowed $70.0 million from Blue Cross to fund the cash portion of the merger consideration in connection with the merger of American Medical Security, Inc. into the Predecessor Corporation. The Company assumed that obligation and has pledged the common stock of certain of its subsidiaries as collateral for the loan. Interest only is payable quarterly at a rate equal to LIBOR plus 125 basis points, adjusted quarterly. On October 13, 1999, the maturity date of the principal balances was extended from October 30, 1999 to April 30, 2001.

     REGISTRATION RIGHTS. Pursuant to an agreement with the Company, Messrs. Wallace J. Hilliard and Ronald A. Weyers have the following rights:

          (i) Messrs. Hilliard and Weyers are entitled to make up to two requests that the Company register at least 50% of the then outstanding shares of Common Stock held by them, which the Company is obligated to use its best efforts to do unless (a) the request comes during the period 45 days prior to the estimated date of filing and 180 days following the effective date of the Company's own registration of shares of Common Stock pertaining to an underwritten public offering; (b) the

          Company has already effected two such registrations pursuant to Messrs. Hilliard's and Weyers's requests; (c) the filing of the registration statement could jeopardize or delay a material transaction contemplated by the Company or would require the disclosure of material information that the Company needs to preserve as confidential; or (d) the Company is unable to comply with the requirements of the Commission; and

          (ii) Messrs. Hilliard and Weyers are entitled to make up to two requests that the Company include Messrs. Hilliard's and Weyers's shares of Common Stock in an offering of shares of Common Stock otherwise being registered upon being notified by the Company that the Company is registering shares of Common Stock in connection with a public offering for case on a form that also would permit the registration of Messrs. Hilliard's and Weyers's shares of Common Stock.

     These registration rights expire upon the earlier of April 1, 2001 or upon the date on which Messrs. Hilliard and Weyers in the aggregate own less than three percent of the outstanding shares of Common Stock. As reported on Schedules 13G dated February 14, 2000, for the year-ended December 31, 1999, Messrs. Hilliard and Weyers in the aggregate own less than 3% of the outstanding shares of Common Stock.

     Messrs. Hilliard and Weyers have also agreed that, until December 3, 2006, they will not acquire, or propose to acquire (i) any Company securities (other than pursuant to the exercise of stock options) with the power to vote for the election of directors (the "Voting Securities"), or (ii) any rights or options to acquire any Voting Securities, if any of such acquisitions would require regulatory approval, application or notification other than as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, Messrs. Hilliard and Weyers agreed that, until December 3, 1999, they will not
(i) make or participate in any solicitation of proxies (within the meaning of Rule 14a-1 of the Exchange Act) or initiate any shareholder proposals with respect to the Company; (ii) make any proposals with respect to a merger or other business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction of the Company; or (iii) form, join, or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) with respect to Company securities or seek to exercise control or influence over management, the Board of Directors, or the corporate policies of the Company. Finally, Messrs. Hilliard and Weyers agreed that, until December 3, 2006, they will vote their shares of Common Stock in accordance with Blue Cross's directions on matters submitted to a shareholder vote which pertain to, or are a result of, BlueCross BlueShield Association rules, regulations, or marketing issues.

                              SECTION 16 COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons owning in excess of ten percent of the shares of the Common Stock outstanding to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the Common Stock is traded. Officers, directors and ten percent shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the information furnished to the Company, the Company believes that during the fiscal year ended December 31, 1999, its officers and directors and Blue Cross complied with all applicable Section 16(a) filing requirements except that Blue Cross inadvertently did not file a report on Form 4 reflecting purchases of Common Stock it made in August 1999 but has subsequently filed that report.

                                    AUDITORS

     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1999. Ernst & Young has examined the accounts of the Company since 1988. Representatives of Ernst & Young will be present at the Meeting, will be available to respond to questions and may make a statement if they so desire.

                                  OTHER MATTERS

     The Company knows of no other matters to come before the Meeting. If any other matters properly come before the Meeting, or any adjournments or postponements thereof, it is the intention of the persons acting pursuant to the accompanying appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

     Pursuant to Article II of the Company's Bylaws which provides procedures by which shareholders may raise matters at annual meetings, proposals which shareholders intend to present at the 2001 Annual Meeting of Shareholders must be received by the Company between January 30, 2001 and March 1, 2001 to be presented at that meeting. To be eligible for inclusion in the proxy material for that meeting, shareholder proposals must be received by December 29, 2000.


                                        UNITED WISCONSIN SERVICES, INC.





                                        Stephen E. Bablitch
                                        SECRETARY
Milwaukee, Wisconsin
April 26, 2000

A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF APRIL 14, 2000, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: STEPHEN E. BABLITCH, SECRETARY, UNITED WISCONSIN SERVICES, INC., 401 WEST MICHIGAN STREET, MILWAUKEE, WISCONSIN 53203.

                          UNITED WISCONSIN SERVICES, INC.
                    401 West Michigan Street, Milwaukee, WI 53203
                   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas R. Hefty and Gail Hanson, and each of them, proxies of the undersigned with power of substitution, to vote all shares of the common stock the undersigned is entitled to vote at the Annual Meeting of the Shareholders of United Wisconsin Services, Inc. to be held on May 31, 2000 at 11:00 a.m., and at any adjournments thereof, as indicated below.

The shares of common stock represented by this proxy will be voted as directed. If no direction is specified, the shares of common stock will be voted FOR Item 1.

              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
      TRIANGLE  DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED  TRIANGLE


                   UNITED WISCONSIN SERVICES, INC. 2000 ANNUAL MEETING

1. ELECTION OF DIRECTORS:          1 - RICHARD A. ABDOO  2 - BARRY K. ALLEN    / / FOR all nominees     / / WITHHOLD AUTHORITY
   (FOR TERM EXPIRING IN 2003)     3 - EUGENE A. MENDEN                            listed to the left       to vote for all
                                                                                   (except as specified     nominees listed to
                                                                                    below).                 the left.


(Instructions: to withhold authority to vote for any indicated nominee, write
the number(s) of the nominee(s) in the box provided to the right.)               ---)  /                      /

2. With discretionary power upon all other business that may properly come before the meeting and upon matters incident to the conduct of the meeting.

The Board of Directors recommends a vote FOR the nominees as directors.

Check appropriate box               Date                                       NO. OF SHARES
indicate change below:                   -----------
Address Change?         / /         Name Change?       /  /                    /                  /

                                                                               Signature(s) in Box
                                                                               Please sign exactly as your name appears on this
                                                                               proxy giving your full title if signing as
                                                                               attorney or fiduciary. If shares are held jointly,
                                                                               each joint owner should sign. If a corporation,
                                                                               please sign in full corporate name, by duly
                                                                               authorized officer, if a partnership, please sign
                                                                               in partnership name by authorized person.